Financial Industries Corporation Announces Staff Reductions

AUSTIN, Texas--(MARKET WIRE)--Dec. 4, 2006--Financial Industries Corporation (“FIC”) (Pink Sheets: FNIN.PK) announced today a restructuring plan including a reduction in force which has eliminated 33 positions as of Dec. 1.

This organizational restructuring, from 137 to 104 positions or approximately 25% of total staff, is expected to result in estimated annual compensation and benefit expense reductions of approximately $1.8 million. Severance costs associated with this staff reduction are estimated to be $250,000.

Michael P. Hydanus, interim president & CEO, said, “As we move closer to becoming current with our financial filings and make other changes to improve operating processes, these changes more closely align our staffing to the requirements of our core business operations.”

FIC, through its various subsidiaries, markets and underwrites individual life insurance products. For more information on FIC, go to http://www.ficgroup.com on the Internet.

As provided by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Financial Industries Corporation cautions that the statements in this press release relating to the restructuring of the company and other matters that are not historical factual information are forward-looking statements that represent management’s belief and assumptions based on currently available information. The information contained in this press release relating to trends in the company’s operations and the contingencies and uncertainties to which the company may be subject, as well as other statements including words such as “anticipate,” “cautions,” “believe,” “plan,” “estimate,” “expect,” “intend,” and other similar expressions constitute forward-looking statements. Such statements are made based upon management’s current expectations and beliefs concerning the financial results, and economic conditions and are subject to known and unknown risks, uncertainties and other factors contemplated by the forward-looking statements, including timing and results of audits and reviews, general economic conditions, customer response, performance of management team and other factors described in the company’s Form 10-K for the year ended Dec. 31, 2004. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. Investors should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact Information:
Financial Industries Corporation
Shannon Coffin
Phone: 512-404-5128
E-mail: ir@ficgroup.com

SOURCE: Financial Industries Corporation